EXHIBIT 7

          CENTRAL DISTRICT OF CALIFORNIA
          - - - - - - - - - - - - - - - - - x      CASE NUMBER
          JOHN A. HINSON, ON BEHALF OF
          HIMSELF and ALL OTHERS SIMILARLY  :      CV - 95-6006 IH
          SITUATED,
                              Plaintiffs,   :
                                                   S U M M O N S
                    -against-               :

          MIP PROPERTIES, INC.; JER         :
          PARTNERS, LLC; MIP ACQUISITION
          CORP.; CARL C. GREGORY, III;      :
          RAYMOND L. BLY, JR.; JOHN W.
          CREIGHTON, JR.; ROBERT W. DRAINE; :
          W. JOHN DRISCOLL; LAWRENCE W.
          FARMER; PAUL FITZGERALD and       :
          RICHARD T. PRATT,
                              Defendants.   :

          - - - - - - - - - - - - - - - - - :

                                            x

          TO THE ABOVE-NAMED DEFENDANT(S), You are hereby summoned and required to file with this court and serve upon

                              William S. Lerach

               Plaintiff's attorney, whose address is:

                    Milberg Weiss Bershad Hynes & Lerach
                    600 W. Broadway, Suite 1800
                    San Diego, CA  92101

          an answer to the complaint which is herewith served upon you within 20 days after service of this summons upon you, exclusive of the day of service. If you fail to do so, judgment by default will be taken against you for the relief demanded in the complaint.

          DATE:

                                        CLERK, U.S DISTRICT COURT

                                        By
                                             Deputy Clerk

                                           (SEAL OF THE COURT)
          _________________________________________________________

          SUMMONS
          _________________________________________________________


          BURT & PUCILLO
          MICHAEL J. PUCILLO
          LEO W. DESMOND
          222 Lakeview Avenue
          Suite 300 East
          W. Palm Beach, FL  33401
          Telephone 407/835-9400

          MILBERG WEISS BERSHAD
            HYNES & LERACH
          WILLIAM S. LERACH (68581)
          600 West Broadway, Suite 1800
          San Diego, CA  92101
          Telephone:  619/231-1058

                    -and-

          JEFF S. WESTERMAN (94559)
          355 South Grand Avenue
          Suite 4170
          Los Angeles, CA  90071
          Telephone:  213/617-9007

          Attorneys for Plaintiff

                         UNITED STATES DISTRICT COURT
                        CENTRAL DISTRICT OF CALIFORNIA
          - - - - - - - - - - - - - - - - - )  Civ. No. 95-6006 IH
          JOHN A. HINSON, ON BEHALF OF      )
          HIMSELF and ALL OTHERS            )  CLASS ACTION
          SIMILARLY SITUATED,               )
                                            )  CLASS ACTION COMPLAINT
                              Plaintiff,    )
                                            )
                    vs.                     )
                                            )
          MIP PROPERTIES, INC.; JER         )
          PARTNERS, LLC; MIP ACQUISITION    )
          CORP.; CARL C. GREGORY, III;      )  Plaintiff Demands A
          RAYMOND LO. BLY, JR.; JOHN W.     )  Trial By Jury
          CREIGHTON, JR.; ROBERT W. DRAINE; )
          W. JOHN DRISCOLL; LAWRENCE W.     )
          FARMER; PAUL FITZGERALD and       )
          RICHARD T. PRATT,                 )
                                            )
               Defendants.


                    Plaintiff John a. Hinson ("Plaintiff") sues
          Defendants and alleges as follows:

                              SUMMARY OF ACTION

               1. This is an action brought under Sections 14(a) and 14(d)(7) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rules 14a-9 and 14d-10 promulgated thereunder, and Section 10(b) of the Exchange Act and Rule 10b-13 promulgated thereunder. This action arises out of a cash offer by Defendant JER Partners, LLC ("JER") and its wholly-owned subsidiary, MIP Acquisition Corp. for all of the outstanding shares of MIP Properties, Inc. ("MIP" or the "Company") for $2.475 cash without interest, and MIP management's recommendations that shareholders of MIP tender their shares. Contemporaneously with, and as an integral part of this tender offer, JER entered into an agreement to pay the largest single shareholder of MIP, Stephen C. Markoff ("Markoff"), a former director of the Company, and his either wholly-owned or affiliate corporation, Palm Finance Corporation ("Palm"), a California corporation, additional consideration for the shares held by Palm that JER did not offer to other shareholders. Specifically, in exchange for Markoff's support of the proposed acquisition, JER entered into an agreement with Palm, Markoff and his wife, Jadwiga Z. Markoff, whereby Markoff or Palm would receive the right to acquire certain properties owned by MIP would receive the right to acquire certain properties owned by MIP with a book value of over $3.9 million, for only $1.8 million. Palm and/or Markoff beneficially own 1,366,306 shares of common stock of MIP, or approximately 15% of the outstanding common shares of MIP. The bargain purchase, which was an integral part of and condition precedent to the tender offer, would thus result in Markoff and/or Palm receiving additional consideration of approximately $1.53 per share, for his MIP common stock based on a Generally Accepted Accounting Principles ("GAAP") valuation of the Company's assets. The $1.53 per share is over and above what other shareholders are being offered in violation of Sections 14(d)(7) and 10(b) of the Exchange Act and Rules 14d-10 and 10b-13, promulgated thereunder, and the holders of the remaining 85% of MIP shares are entitled to receive the same consideration. MIP management's recommendation that the JER offer be accepted -- notwithstanding its unfairness to the holders of the remaining 85% of MIP shares -- violates Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. This action is brought on their behalf.

               2. Defendants have craftily structured this acquisition of all of the outstanding shares of MIP to appear to be a merger, when, in fact, the substance of the transaction is in reality a tender offer. After the requisite shareholder approval is obtained, the MIP shareholders will receive $2.475 per share in cash which will be paid upon shareholders tendering their shares to an appointed exchange agent. Unlike a merger in which shareholders maintain an equity position in the combined or surviving entity, MIP shareholders "will no longer have the opportunity to continue their equity interest in [MIP] as an ongoing corporation, and, therefore, will not share in the future and earnings and growth" of MIP or the surviving combined entity. The Defendants' apparent intent in masquerading this tender offer as a merger, is to effect a two-tier tender offer in violation of the Exchange Act and the rules promulgated thereunder.

                           JURISDICTION AND PARTIES

               3. This Court has jurisdiction of this action pursuant to Section 27 of the Exchange Act, 15 U.S.C.
          SECTION 78aa. The claims asserted arise under Sections 10(b), 14(a) and 14(d)(7) of the Exchange Act and Rules 10b-13,
          14a-9 and 14d-10 promulgated thereunder, giving rise to federal question jurisdiction.

               4.   Venue is proper in this district pursuant to
          Section 27 of the Exchange Act. Many of the acts alleged herein, including a tender offer for all of the outstanding shares of MIP, the Board's vote to act favorably on that offer, and the agreement to enter into a "two tiered" tender offer, all occurred, in substantial part, in this district. At all relevant times, MIP maintained its principal place of business in this district at 2020 Santa Monica Blvd., Santa Monica. California 90404. In addition, many of the individual Defendants named herein reside in this district.

               5. In connection with the acts alleged in this Complaint, the Defendants directly or indirectly used various means and instrumentalities of interstate commerce, including, but not limited to, the mails, interstate telephonic communications and the facilities of the national securities markets.

               6. Plaintiff is a citizen of the State of Florida. As of May 22, 1995, the date the acquisition was announced, he was the holder of 182,953 shares of MIP, about 2% of the outstanding shares, with a value, pursuant to the offer of $452,808.

               7.   Defendant MIP is a Maryland real estate
          investment trust with its principal place of business in Santa Monica, California. As of March 15, 1995, MIP had 9,233,105 shares outstanding. The Company's common stock is listed for trading on the American Stock Exchange under the symbol "MIP." As of December 31, 1994, there were 909 stockholders of record of MIP, which includes shares held in street name beneficially for others.

               8. Defendant JER is the parent company for MIP Acquisition Corp. ("JER Sub"). JER Sub is a newly formed entity, for purposes of the acquisition of all of the outstanding shares of MIP. JER is an affiliate of J.E. Roberts Companies ("J.E. Roberts"), a leading U.S. real estate investment and asset management firm. J.E. Roberts is headquartered in Alexandria, Virginia, as is, on information and belief, JER.

               9. Defendant JER Sub is a corporation organized under the laws of the State of Maryland. On information and belief, the principal place of business of JER Sub is the J.E. Roberts' headquarters in Alexandria, Virginia. JER Sub is the entity designated to acquire all of the outstanding shares of MIP and is, therefore, the acquiring company for purposes of the claims asserted herein.

               10. Defendant Carl C. Gregory, III ("Gregory") has served as Chairman of the Board and Chief Executive Officer of MIP since May of 1989. He has served on the Board of Directors of MIP since May of 1986. Gregory received a salary of $270,000 from MIP in 1994; and $261,667 in 1993, plus a bonus of 50,000 shares of stock of the Company valued at $50,000. In 1992, Gregory received $250,000 in cash compensation and a cash bonus of $30,000. In addition to approximately $202,500 in anticipated 1995 salary, Defendant Gregory is entitled to receive a "retention bonus" of $135,000 if he is employed as of the effective date of the acquisition, or November 30, 1995, whichever is earlier. (Defendant Gregory's employment contract with the Company expired on June 30, 1995.) In addition, Gregory will receive accrued vacation and "other benefit payments" valued at $44,500 on November 30, 1995. These payments are to be received whether or not the acquisition of MIP by JER Sub is consummated. Finally, in addition to the foregoing, pursuant to a resolution of the Board of Directors adopted on May 14, 1995, Gregory has been awarded $65,000 as a cash bonus for services rendered to the Company during the 1994 calendar year and stock grant valued at $123,750. Thus, in addition to his $202,500 per year salary, Gregory has received or will receive on or before November 30, 1995, cash or stock valued at $368,250 for a total of $570,75 from the Company.

               11. Defendant Raymond L. Bly, Jr. ("Bly") is a Director of the Company. He beneficially owns 15,658 shares of the Company, and has options to acquire 20,000 shares of the Company stock. Defendant Bly has served as a Director of the Company since 1985.

               12. Defendant John W. Creighton, Jr. ("Creighton") has served as a Director of the Company since 1985. He is also a member of the Company's Compensation Committee. he is a former Chairman of the Board of MIP. Mr. Creighton beneficially owns 50,258 shares of the Company's common stock, and has options to exercise an additional 20,000 shares of the Company's common stock.

               13. Defendant Robert w. Draine ("Draine") has served as a Director of the Company since 1985. He currently beneficially owns 68,412 shares of the Company's stock, and has options to acquire another 20,000 shares of the Company's stock.

               14.Defendant W. John Driscoll ("Driscoll") has served as a Director of the Company since 1989. He also serves on the Company's Compensation Committee.
          Defendant Driscoll owns beneficially 49,098 shares of the Company's common stock, controls 131,800 shares of the Company's common stock through voting and/or dispositive powers shared with others, and has options to acquire an additional 20,000 shares of the Company's common stock. Driscoll's total holdings as of March 1, 1995, including options, total 200,898 shares, or approximately 2.17% of the Company's outstanding common stock.

               15. Defendant Lawrence W. Farmer ("Farmer") has served as a Director of the Company since 1985. He is a former President and Chief Executive Officer of MIP. Mr. Farmer owns beneficially 19,534 shares of the Company's common stock, and has options to acquire another 50,000 shares of the Company's common stock.

               16. Defendant Paul Fitzgerald ("Fitzgerald") has been a Director of the Company since 1985. Defendant Fitzgerald owns beneficially 14,658 shares of the Company common stock, and has options to acquire another 20,000 shares of the Company's common stock.

               17. Defendant Richard T. Pratt ("Pratt") has been a Director of the Company since 1985. He is also a member of the Company's Compensation Committee. In addition, Defendant Pratt was one of three members of a special committee of the Board of Directors, the others being Defendant Gregory and then director, Stephen C. Markoff, responsible for evaluating mergers and acquisitions.
          This special committee was formed at a special meeting of the Board on October 31, 1994.

               18. The Defendants named in paragraphs 10 through 17 are collectively hereinafter referred to as the "Individual Defendants." The Individual Defendants, by reason of their position on the Board of Directors, owe a fiduciary duty to Plaintiff and the members of the Class, which duty includes the duty to ensure that Plaintiff and the Class receive the highest possible consideration for their shares and, consistent with the federal securities laws, that no shareholder receive any greater consideration for his shares than the rest of the shareholders.

                           CLASS ACTION ALLEGATIONS

               19. Plaintiff brings this action as a class action pursuant to Federal Rules of Civil Procedure 23(a) and
          (b)(3) on behalf of all shareholders of record of MIP as of Monday, may 22, 1995, the date MIP announced publicly the execution of a merger agreement between JER Sub and the Company and related entities, Palm, Stephen C. Markoff and his wife, Jadwiga Z. Markoff.

               20. The members of the Class are so numerous and geographically dispersed that the joinder of all members is impracticable. While the exact number of Class Members is not known at this time, as of March 15, 1995, there were 9,223,105 shares outstanding and 909 stockholders of record. Because stockholders of record include holders in "street name," it is believed that the number of Class Members is well in excess of 1,000.

               21. Plaintiff's claims are typical of the claims of the members of the Class because Plaintiff and the Class Members sustained the same damage as a result of the violations of the federal securities laws and common law alleged herein.

               22. Plaintiff will adequately protect the interests of the Class. Plaintiff is the holder of approximately 2% of the outstanding common stock of the Company, and has a significant interest in the outcome of this litigation. In addition, Plaintiff has retained counsel who are competent and experienced in class action and securities litigation. Plaintiff has no interest which are in conflict or antagonistic with those of the members of the Class.

               23. A class action is superior to other available methods for the fair and efficient adjudication of this controversy. No difficulty will be encountered in the management of this action as a class action.

               24. Questions of law and fact common to the members of the Class predominate over any questions which may affect individual members only. Among the common questions of law and fact are:

               (a) whether Section 14(d)(7) of the Exchange Act and Rule 14d-10 thereunder have been violated;

               (b)  whether Section 14(a) of the Exchange Act and
          Rule 14a-9 thereunder have been violated;

               (c) Whether Section 10(b) and Rule 10b-3 thereunder have been violated;

               (d) whether the Individual Defendants breached their fiduciary duty to Plaintiff and the members of the Class;

               (e) whether Palm is receiving compensation in excess of that received by Plaintiff and other members of the Class; and

               (f) the extent of damages sustained by the members of the Class.

                                  BACKGROUND

               25. At fiscal year end December 31, 1985, MIP had assets in excess of $113 million, shareholder equity of over $82 million, and positive earnings of $3.5 million. It completed a public offering in July of 1985 at $10 per share. Since that time, MIP has taken significant write-offs on its assets, failed to meet certain covenants in its lending agreements, and seen its value significantly diminish. This has occurred under current management, most of whom are named as Individual Defendants herein.

               26. In February of 1994, the Board of Directors of MIP interviewed three investment banking firms in order to evaluate possible "strategic alternatives" for the Company. As a result of these presentations, the Board selected Tallwood Associates, Inc. ("Tallwood") and Cornerstone Capital Advisors, Ltd. ("Cornerstone"), and instructed those firms to present recommendations to the Board regarding possible strategic alternatives by the end of March.

               27. At a March 31, 1994 Board meeting, Tallwood and Cornerstone made a presentation to the Board which included, among other things, a "friendly cas tender" for the Company. As a result of the presentation, the Company's Board made the decision to pursue the sale, merger or significant acquisition involving the Company, and on April 4, 1994, the retention of Tallwood and Cornerstone was publicly announced for the purpose of finding a buyer or merger partner for the Company.

               28. At this point, MIP was publicly for sale to the highest bidder. Having put the Company on the auction block, the Board of Directors was under a duty to obtain the highest and best consideration available for the shareholders. Numerous potential acquires approached the Company in late 1994. In December of 1994, after one potential transaction was abandoned, Stephen C. Markoff, the Company's largest shareholder, through his affiliate, Palm, made an offer to acquire all of the outstanding shares of the Company for $2.525 per share, consisting of $1.83 per share in cash, and a three year note with a face value of $.695. Mr. Markoff controlled approximately 15% of the outstanding common stock of the Company. In January or February of 1995, the Board also received a proposal from defendant JER. The JER proposal contemplated an all cash acquisition subject to completion of due diligence.

               29. On February 6, 1995, at a special meeting of the Board, the Board concluded that an all cash transaction proposed by JER was preferable to the Markoff proposal and so informed Mr. Markoff. On February 16,
          1995, Mr. Markoff resigned from the Board.

               30. According to Article V, Section 2 of the Company's Articles of Restatement of Charter, any sale of the Company is subject to 80% approval of the outstanding shares. Thus, Mr. Markoff, as the holder of approximately 15% of the outstanding shares of common stock of the Company, could jeopardize the acquisition of the Company should he fail to support a transaction. As a result, during March and April of 1995, while the Company negotiated terms of a potential acquisition by JER, JER separately engaged in negotiations with mr. Markoff in order to secure his support for any potential acquisition by JER.

               31. On May 14, 1995, Defendant Gregory presented a draft merger agreement to the Board of Directors at a special meeting of the Board. The agreement provided for a proposed acquisition of all of the outstanding shares of MIP for cash consideration of $2.475 per share for each share of common stock. The Board voted to recommend the transaction to the Company's shareholders, subject to finalizing certain matters including notice from JER Sub that it had secured Mr. markoff's support for any potential acquisition.

               32. On May 21, 1995, Stephen C. Markoff, his wife and Palm entered into an agreement with JER and JER Sub whereby Palm was committed to voting its proxy in favor of the JER acquisition. Upon receipt of an executed copy of the proxy agreement, the Company entered into a definitive merger and acquisition agreement on the same day, which included a commitment on the part of the Individual Defendants to recommend the transaction to MIP shareholders. The proposed acquisition by JER was announced the following morning.

               33. In consideration of his commitment to vote Palm's 1,366,306 shares of common stock of MIP in favor of the acquisition of MIP by JER, Stephen Markoff and/or Palm entered into an agreement with JER whereby JER agreed that following consummation of the acquisition it would cause the surviving corporation to sell Palm all of its right, title and interest in certain assets of MIP for a purchase price of $1,575 million, plus certain cash flows. MIP estimates that the price to be paid by Palm for these assets will be approximately $1.8 million. The closing on the sale of these assets would occur immediately following consummation of the transaction, and would be contingent upon the acquisition of 80% of MIP shares. In other words, Palm would only be able to purchase the assets at the bargain price of $1.8 million if the acquisition of MIP was consummated.

               34. The assets of MIP that are subject to the side agreement with Palm are:

                    (a) the Irwindale Executive Plaza at 5200 and 5240 North Irwindale Avenue in Irwindale, California (the "Irwindale Plaza").

                    (b) a 4.26 acre parcel of unimproved land in San Bernardino, California (known as the "Sun West
          Land");

                    (c) ninety-eight percent of the right, title and interest in a limited partnership interest in Discovery Partners, a California limited partnership
          ("Discovery Partners");

                    (d)  the contract rights of the surviving
          corporation under a settlement agreement dated March 10, 1994, among Larry J. Mielke, Thomas R. Tellefsen and MIP (the "Greenhouse Settlement Agreement"); and

                    (e) the surviving corporation's interest in a certain promissory note dated June 5, 1989, by Donald F. Sammis and Fernanda Sammis, Lee C. Sammis, Trustee for Donald Sammis' children, Mission Valley One, a California general partnership, and MBM Associates, a California limited partnership. This note, which was in default, had a face amount of $12,350,000. (The foregoing properties are sometimes collectively referred to as the "Palm Properties.")

               35.  On or about August 8, 1995, MIP and the
          Individual Defendants mailed to MIP shareholders a Proxy Solicitation seeking the affirmative vote of 80% of the shareholders of MIP in favor of a purported merger between MIP and JER Sub. Since the transaction was technically structured as a merger (but was in substance a tender offer), the solicitation of shareholder votes was required. The Proxy Statement contained the following statements supporting the purported merger:

               (a) [T]he Company's Board of Directors determined the Merger to be fair to, and in the best interests of, the Company and its stockholders . . .;

               (b)  THE BOARD OF DIRECTORS OF THE COMPANY
          UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS
          VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT;

               (c) Management's and the Board of Directors' determination, after thorough analysis [is] that a sale transaction would be more favorable to the stockholders than stockholder approved plan of liquidation . . .;

               (d)  The Special Committee and the Board of
          Directors independently concluded that the $2.475 per
          share all cash price proposed to be paid was an
          attractive and fair price for the outstanding share of
          common stock . . . .

               36. As of December 31, 1994, MIP had shareholder equity of $30,907,100. This was a reduction from $51,751,700 as of December 31, 1993, due largely to significant writedowns in the value of the Company's real estate assets during 1994. Yet, even this reduced shareholder equity of $30,907,100 amounted to approximately a $3.265 per share book value, or about $.80 higher than the price offered to the holders of the remaining 85% of MIP shares.

               37. According to the Company's Proxy Solicitation, the net book value of the Palm Properties determined in accordance with GAAP as of March 31, 1995, was approximately $3.3 million. As of December 31, 1994, they were valued at least $3.9 million. The large majority, if not all, of this value was attributable to the Irwindale Plaza and the Sun West Land.

               38. The Irwindale Plaza and the Sun West Land were acquired at substantially in excess of $3.3 million in the aggregate. The Irwindale Plaza was constructed in 1990, and consisted of 53,300 square feet, of which 42,000 was dedicated to office space and 13,300 was dedicated to retail space. MIP has a cost basis in the property of approximately $5,461,000, or about $102 per square foot. At one time the property was valued on the financial statements of MIP at approximately $5.4 million. As of the time the agreement was entered into to convey the Palm properties from the surviving corporation to Palm, the Irwindale Plaza was approximately 81% leased.

               39. MIP's original investment in the Sun West Land was approximately $1,850,000, or about $10 per square foot. The Sun West Land was valued on the financial statements as of December 31, 1994 at $1,426,000.
          Indeed, in 1993, the Sun West Land was offered for sale at $7.50 per square foot, or approximately $1.4 million. The property was zoned for office, retail, entertainment, financial, restaurant or hotel use.

               40. The Irwindale Plaza and the Sun West Land had been substantially written down in value on the financial statements of MIP audited by the Arthur Andersen & Co. Nevertheless, as of year end 1994, these two properties were still valued on the financial statements of MIP at substantially more than the sale price to Palm. The Irwindale Plaza was carried at $2,764,000 before accumulated depreciation of $266,000, which yielded a net value of approximately $2.5 million as of year end 1994. The Sun West Land valued at $1,426,000 and the Irwindale Plaza at $2,498,000 were valued on MIP's audited financial statements at over $3.9 million, as of year end 1994.

               41. According to note 2(C), of the notes to the consolidated financial statements of MIP as of December 31, 1994, audited by Arthur Andersen & Co., land, buildings and improvements are carried on the financial statements of MIP at the "lesser of cost, less accumulated depreciation relating to buildings and improvements, or net realizable value." Land held for sale was carried at the "lower of cost or fair market value." Thus, if the Irwindale Plaza and Sun West Land were, in fact, valued at market value in accordance with GAAP on the Company's financial statements as of December 31, 1994, as requested, the fair market value of these properties was approximately $3.9 million, and the sale of those properties for $1.8 million together with other assets constituted a bargain sale of at least $2.1 million. Moreover, the fact that these assets were being sold to Palm and not retained by JER after the acquisition, suggested that contrary to the MIP Board's statements in the Proxy Solicitation, shareholders of MIP were not getting full value for their shares because these valuable assets were not being conveyed to JER and were, therefore, not considered in the $2.475 offer.

               42. While the financial statements do not ascribe a value to the remaining assets conveyed to Palm, the fact that Stephen Markoff, a former director of the Company, who presumably is knowledgeable about the financial condition of the Company's assets, considers them sufficiently valuable to negotiate for their acquisition, suggests they may also have value.

               43.  In summary, the assets sold to Palm in
          consideration for Palm's commitment to convey its 1,366,306 shares to JER Sub had a market value in excess of $3.9 million at the time of the agreement to sell those assets to Palm. Thus, Palm received an additional $2.1 million of bargain purchase consideration in exchange for Palm's commitment to convey its shares to JER Sub. On a per share basis, assuming a value of $2.1 million to the bargain purchase, Palm was offered an additional $1.53 per share consideration over and above the $2.475 per share that other shareholders were offered, giving rise to a two tier tender offer.

                                  THE LOCKUP

               44. The Company has the right to terminate the agreement in the event of certain conditions. One of the conditions is if the Board of Directors of the Company determines that a definitive agreement with respect to the acquisition proposal would constitute a breach of fiduciary duty to the stockholders of the Company. In such event, however, the Company is obligated to pay the purchaser a fee in the amount of $400,000. This "lockup fee" will serve as a disincentive to consideration of any other proposal.

                                   COUNT I

             VIOLATION OF SECTION 14(a) AND RULE 14a-9 THEREUNDER
                     BY MIP AND THE INDIVIDUAL DEFENDANTS

               45. Plaintiff realleges all prior allegations as though fully set forth herein.

               46.  The statements made in the MIP Proxy
          Solicitation described in paragraph 35 were materially false and misleading. Two significant assets, the Irwindale Plaza and the Sun West Land, were being sold at a bargain price and were, therefore, not properly valued for purposes of the acquisition price. Accordingly, the opinion of management and the Board of Directors as to the fairness of the acquisition price was not reasonable.

               47. The statements in the MIP Proxy Statement regarding the value of the transaction were also unreasonable and without a foundation in fact since the entire consideration offered amounts to less than the book value of the assets of MIP, and will result in a payment to shareholders of nearly $.80 per share below the book value of MIP as of December 31, 1994. Such a sale at $.80 below book value would be due in part to the fact that $2.1 million, or about $.23 per share for all shareholders, is being offered to the largest shareholder.

               48. The false and misleading statements in the MIP Proxy Solicitation by the Individual Defendants are motivated, in part, by the desire of the Individual Defendants, in particular Gregory, to obtain the benefits offered to them under the proposed acquisition.

               49. Plaintiff and the members of the Class have been damaged by the violations of Section 14(a) and Rule 14a-9 alleged herein.

                                   COUNT II

          VIOLATION OF SECTION 14(d)(7) OF THE
          EXCHANGE ACT AND RULE 14d-10 PROMULGATED
          THEREUNDER BY JER AND JER SUB

               50. All prior allegations are realleged as though fully set forth herein.

               51. In offering to acquire all of the outstanding shares of MIP, Defendants JER and its affiliate, JER Sub, have engaged in a tender offer within the meaning of
          Section 14(d)(1) of the Exchange Act and the Rules and Regulations of Regulation 14D promulgated thereunder.

               52. By entering into a side agreement with Palm, JER and JER Sub have agreed to pay consideration to Palm which is higher than that paid to other security holders subject to the tender offer in violation of Rule 14d-10(a)(2) of the Rules promulgated pursuant to Section 14(d)(7) of the Exchange Act.

               53. By offering additional consideration, in the form of a bargain purchase valued at approximately $1.53 per share, JER and JER Sub have offered varying types of consideration to security holders of MIP without affording the equal right to elect among each type of consideration, or combination thereof offered to such security holders in violation of Rule 14d-10(c)(1) of Regulation 14D.

               54. Plaintiff and the members of the Class who are receiving unequal and lesser consideration than is offered to Palm have been damaged by reason of JER and JER Sub's violation of Section 14(d)(7) and Rule 14d-10 promulgated thereunder

                                  COUNT III

                  VIOLATION OF SECTION 10(b) AND RULE 10b-13
                  PROMULGATED THEREUNDER BY JER AND JER SUB

               55. Plaintiff realleges all prior allegations as though fully set forth herein.

               56. JER and JER Sub, by making a cash tender offer and contemporaneously therewith entering into a side arrangement with Palm to purchase Palm's common stock of MIP in an arrangement other than the tender offer for all publicly held shares, have violated Section 10(b) of the Exchange Act and Rule 10b-13 promulgated thereunder.

               57. Plaintiff and the members of the Class, by reason of the violations of Section 10(b) and Rule 10b-13 alleged herein, have been damaged.

                                   COUNT IV

                       BREACH OF FIDUCIARY DUTY AGAINST
                          THE INDIVIDUAL DEFENDANTS

               58. The allegations of paragraphs 1 through 44 are realleged as though fully set forth herein.

               59. The Individual Defendants, by reason of their position on the Board of Directors of the Company, owe a fiduciary duty to Plaintiff and members of the Class. Such duty includes an obligation to secure for Plaintiff and the members of the Class the highest price available for their shares in the context of the public auction which was commenced in late 1994 and early 1995 for MIP.

               60. Defendants, by reason of their position on the Board of Directors, are also under a fiduciary duty to act in the best interest of the Company at all times. In entering into a transaction whereby a substantial quantum of the consideration, approximately $2.1 million, is paid to one large shareholder rather than paid to all shareholders equally as required under Section 14(d) of the Exchange Act, the Individual Defendants have breached their fiduciary duty to Plaintiff and the members of the Class.

               61. Plaintiff and the members of the Class have been damaged by reason of the breaches of fiduciary duty by the Individual Defendants alleged herein.

               WHEREFORE, Plaintiff, on behalf of himself and all members of the Class as defined herein, asks this Court to:

               1. Certify this action as a class action on behalf of the Class alleged herein;

               2. Enter judgment in favor of Plaintiff and the Class for damages arising out of the violations of Sections 14a, 14(d)(7) and Section 10(b) of the Exchange Act against JER and JER Sub;

               3. Enter judgment in favor of Plaintiff and the members of the Class against the Individual Defendants for breach of their fiduciary duty to Plaintiff and members of the Class;

               4. Award Plaintiff costs incurred in bringing this action, including but not limited to expert consultant fees; and

               5.   Awarding extraordinary equitable and/or
          injunctive relief as permitted by law, equity and federal statutory provisions sued hereunder pursuant to Rules 64, 65 and any appropriate state law remedies, including attaching, impounding, imposing a constructive trust on or otherwise restricting the proceeds of defendant's activities or their other assets to assure that plaintiff has an effective remedy; and

               6. Such other relief as this Court deems just and proper.

                            DEMAND FOR JURY TRIAL

               Plaintiff demands a trial by jury of all issues so triable.

          DATED:    September 7, 1995
                                        BURT & PUCILLO
                                        MICHAEL J. PUCILLO
                                        LEO W. DESMOND
                                        222 Lakeview Avenue
                                        Suite 300 East
                                        W. Palm Beach, FL  33401
                                        Telephone  407/835-9400

                                        MILBERG WEISS BERSHAD
                                          HYNES & LERACH
                                        WILLIAM S. LERACH

                                         /s/ William S. Lerach
                                             WILLIAM S. LERACH

                                        600 West Broadway
                                        Suite 1800
                                        San Diego, CA  92101
                                        Telephone:  619/231-1058

                                        MILBERG WEISS BERSHAD
                                          HYNES & LERACH
                                        JEFF S. WESTERMAN
                                        355 South Grand Avenue
                                        Suite 4170
                                        Los Angeles, CA  90071
                                        Telephone:  213/617-9007

                                        Attorneys for Plaintiff